Exhibit 1.6

PRESS RELEASE

For Immediate Distribution

THE COMINAR ACQUISITION GROUP ANNOUNCES INITIAL TAKE-UP

AND EXTENSION OF ITS OFFER FOR CANMARC TO FEBRUARY 7, 2012

Québec City, Québec, January 27, 2012 – Cominar Real Estate Investment Trust (TSX: CUF.UN) (“Cominar”) announced that as of 3:00 p.m. (Toronto Time) on January 27, 2012, 37,692,827 trust units (the “Canmarc Units”) of Canmarc Real Estate Investment Trust (TSX: CMQ.UN) (“Canmarc”) had been deposited to the offer (the “Offer”) by wholly-owned subsidiaries of Cominar (the “Cominar Acquisition Group”) to acquire all of the issued and outstanding Canmarc Units, and all other conditions of the Offer have been satisfied as of the date hereof. The Cominar Acquisition Group has taken up and accepted for payment all of such Canmarc Units, which, together with the Canmarc Units owned by Cominar and the Cominar Acquisition Group, represent approximately 83.8% of the Canmarc Units outstanding. Canmarc Units deposited under the Offer will be paid for on January 30, 2012. 54.0% of the Canmarc Units tendered were tendered into the unit alternative of the Offer and 46.0% of the Canmarc Units tendered were tendered into the cash alternative of the Offer. After proration, 12,953,556 trust units of Cominar will be issued in payment of Canmarc Units tendered.

Cominar and the Cominar Acquisition Group also delivered today a notice of extension to the depositary of the Offer. The Offer is now open for acceptance until 5:00 p.m. (Toronto time) on February 7, 2012 to allow as many Canmarc Unitholders as possible to tender into the Offer. Regardless of whether or not additional Canmarc Unitholders tender to the Offer, Cominar will, if necessary, carry out a subsequent acquisition transaction that will ensure that it owns, directly and indirectly, 100% of the issued and outstanding Canmarc Units. If at least 90% of the Canmarc Units other than the Canmarc Units owned by Cominar and the Cominar Acquisition Group are tendered to the Offer, Cominar will immediately acquire and pay for the Canmarc Units not tendered to the Offer pursuant to a compulsory acquisition pursuant to the declaration of trust of Canmarc.

Tendering Canmarc Units to the Offer

Tendering to the Offer is straightforward and Canmarc Unitholders should act now. Instructions on how to tender Canmarc Units are included in the offering circular which was previously sent to Canmarc Unitholders and is available on SEDAR.

Canmarc Unitholders with questions about the Offer or how to tender their Canmarc Units should contact Kingsdale Shareholder Services Inc. (“Kingsdale”), as information agent under the Offer. Kingsdale may be contacted toll-free in North America at 1-877-657-5857, or collect from outside North America at 416-867-2272, or by email at contactus@kingsdaleshareholder.com.

Advisors and Lenders

BMO Capital Markets acted as Cominar’s senior financial advisor and Davies Ward Phillips & Vineberg LLP acted as Cominar’s legal counsel. Desjardins Securities Inc. and National Bank Financial Inc. also acted as financial advisors to Cominar.

National Bank of Canada, Bank of Montreal and Caisse Centrale Desjardins have provided Cominar with a facility to fund the cash consideration payable for the Canmarc Units.

PROFILE as at January 27, 2012

Cominar is the largest commercial property owner in the Province of Québec. Cominar owns a real estate portfolio of 269 high-quality properties, consisting of 53 office, 55 retail and 161 industrial and mixed-use buildings that cover a total area of 21.0 million square feet in the Greater Québec City, Montréal and Ottawa-Gatineau areas, as well as in the Atlantic Provinces. Cominar’s objectives are to deliver growing cash distributions payable monthly to its unitholders and to maximize unitholder value by way of integrated management and the expansion of its portfolio.

Forward-Looking Statements

This press release may contain forward-looking statements with respect to Cominar and its operations, strategy, financial performance and financial condition. These statements generally can be identified by the use of forward-looking words such as “may”, “will”, “expect”, “estimate”, “anticipate”, “intend”, “believe” or “continue” or the negative thereof or similar variations. The actual results and performance of Cominar discussed herein could differ materially from those expressed or implied by such statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. Some important factors that could cause actual results to differ materially from expectations include, among other things, general economic and market factors, increased indebtedness associated to the Offer, competition, changes in government regulation and the factors described under “Risk Factors” in the Annual Information Form of Cominar. The cautionary statements qualify all forward-looking statements attributable to Cominar and persons acting on its behalf. Unless otherwise stated, all forward-looking statements speak only as of the date of this press release.

For Further Information:

Mr. Michel Dallaire, P.Eng.

President and Chief Executive Officer

Cominar Real Estate Investment Trust

(418) 681-8151

Mr. Michel Berthelot

Executive Vice President and Chief Financial Officer

Cominar Real Estate Investment Trust

(418) 681-6300 ext. 2266